Exhibit 15.1

August 11, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated August 2, 2005 and May 3, 2005 on our reviews of the interim financial information of GlobalSantaFe Corporation and its subsidiaries (the Company) for the three and six month periods ended June 30, 2005 and 2004, and the three month periods ended March 31, 2005 and 2004, respectively, and included in the Company’s quarterly reports on
Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005, respectively, are incorporated by reference in its Registration Statement on Form S-3 dated August 11, 2005.

Very truly yours,

/s/ PricewaterhouseCoopers LLP